Exhibit 10.48
non –US, non -LLP

EVERCORE PARTNERS INC.
NOTICE OF AWARD OF RESTRICTED STOCK UNITS
Evercore Partners Inc. (the “Company”), pursuant to its Amended and Restated 2016 Stock Incentive Plan (the “Plan”), hereby awards to the participant identified below a restricted stock unit award (the “Award”) with respect to the number of shares of the Company’s Class A common stock (“Shares”) indicated below in this Notice of Award of Restricted Stock Units (the “Notice”). The Award is effective on the grant date indicated below and is subject to the terms set forth herein and in the Restricted Stock Unit Award Terms and Conditions attached hereto (the “Terms and Conditions”).

Participant
Grant Date	February 14, 2017
Number of RSUs Granted
Vesting Schedule
25% of this Award will vest on each of the first, second, third and fourth anniversaries of February 4, 2017, subject in each case to the Participant’s continued service with one or more of the Company’s Affiliates through the applicable vesting date and subject further to accelerated vesting in certain cases, all as specified in the attached Terms and Conditions.

You do not have to accept this Award. If you wish to decline this Award, you should promptly notify the undersigned of your decision in writing. If you do not provide such written notification within 10 days, you will be deemed to have accepted this Award on the terms set forth herein and in the attached Terms and Conditions. Your acceptance of this Award will also constitute your affirmation that you are in compliance with the terms of all restrictive covenants that you have previously entered into with the Company or any of its Affiliates and that you remain bound by such covenants.

EVERCORE PARTNERS INC.

By:

Date:

Attachments:	Restricted Stock Unit Award Terms and Conditions Stock Incentive Plan Prospectus

non-US, non-LLP

RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS
This document contains the Terms and Conditions of the restricted stock units awarded by the Company to the Participant indicated in the attached Notice. Capitalized terms not otherwise defined herein or in the Notice have the same meanings as defined in the Plan.
1.Grant of RSUs. Effective on the Grant Date, the Company grants to the Participant the number of restricted stock units (“RSUs”) indicated in the Notice, on the terms and conditions hereinafter set forth. Each RSU represents the unfunded, unsecured right of the Participant to receive one Share. The Participant will become vested in the RSUs, and take delivery of the Shares subject thereto, as set forth in these Terms and Conditions.
2.    Vesting and Delivery.
(a)Subject to the Participant remaining in continuous service with the Company through the relevant Vesting Event (as hereinafter defined), the Participant shall become vested in the RSUs subject hereto as follows (the occurrence of each such event described herein, a “Vesting Event”):

(i)Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on February 4, 2018;

(ii)Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on February 4, 2019;

(iii)Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on February 4, 2020;

(iv)Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on February 4, 2021; and

(v)Any otherwise unvested RSUs shall become one hundred percent (100%) vested upon (A) the occurrence of a Change in Control, (B) the Participant’s death, (C) the Participant’s Disability, (D) the termination of the Participant’s service by the Company without Cause (as defined below), or (E) the Participant’s Qualifying Retirement (as defined below).

(b)Upon cessation of the Participant’s service with the Company for any reason other than death, Disability, Qualifying Retirement or termination by the Company without Cause, all then unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(c)Upon the occurrence of a Vesting Event, one Share shall be issuable for each RSU that vests on the date of such Vesting Event, subject to the terms and provisions of the Plan and these Terms and Conditions (including, without limitation, Sections 2(d) and 2(e) below and the last sentence of this Section 2(c)). Thereafter, upon satisfaction of any required tax withholding obligations and except as otherwise provided in Sections 2(d) and 2(e) below and the last sentence of this Section 2(c), the Company shall deliver to the Participant Shares underlying any vested RSUs as soon as practicable (but in no event later than 15 calendar days after the Vesting Event). It is the Company’s intention to deliver to the Participant Shares underlying any vested RSUs, but to the extent that at the time of delivery there is an insufficient number of Shares available under the Plan to be delivered to the Participant with respect to such vested RSUs, the Company, in accordance with Section 8(a) of the Plan, will deliver a cash payment equal to the equivalent Fair Market Value at such time of such Shares.

(d)In the event of a Vesting Event described in Section 2(a)(v)(D)(termination without Cause), each Share issuable in respect of an RSU then vesting will be delivered by the Company, following satisfaction of applicable tax withholding requirements, within (A) 30 days following the end of the Participant’s post-employment restricted period applicable to the non-solicitation of clients, as set forth in the Participant’s service agreement if the Participant has entered into a service agreement with an Affiliate of the Company and has not entered into a CN Agreement, or (B) 30 days following the end of the Participant’s “Restricted Period” applicable to the non-solicitation of clients, if the Participant has entered into a CN Agreement; provided in either case that, within 30 days following such termination, the Participant executes a general release of claims against the Company and its Affiliates in a form reasonably prescribed by the Company. If the Participant fails to timely satisfy the release requirements described in the preceding sentence, any RSUs otherwise vesting under Section 2(a)(v)(D) and any Shares otherwise issuable under this paragraph will be forfeited and the Participant will have no further rights hereunder.

(e)In the event of a Vesting Event described in Section 2(a)(v)(E)(a Qualifying Retirement), each Share issuable in respect of an RSU then vesting will be delivered by the Company, following satisfaction of applicable tax withholding requirements, promptly following the earliest of: (i) the Participant’s death, (ii) the Participant’s Disability, and (iii) (A) the first anniversary of the date of the Participant’s cessation of service, if the RSU would otherwise have vested prior to such anniversary pursuant to Sections 2(a)(i)-(iv)(scheduled vesting dates) or 2(a)(v)(A)(Change in Control), or (B) the date the RSU would otherwise have vested pursuant to Sections 2(a)(i)-(iv) or 2(a)(v)(A), if such date is after the first anniversary of the Participant’s cessation of service; provided that, in any case, no forfeiture of the RSU is required pursuant to Section 11. If the forfeiture of an RSU is required pursuant to Section 11, the RSU will be cancelled and the Participant (and his or her heirs or intestate successors) will have no further rights in respect thereof or in respect of any Share underlying such RSU.

(f)In the event of the death of the Participant, the delivery of Shares under this Section 2 shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the delivery of Shares under this Section 2 shall be made to the person or persons to whom the Participant’s rights with respect to this Award shall pass by will or by the applicable laws of descent and distribution.

(g)For purposes of these Terms and Conditions, service with the Company will be deemed to include service with the Company’s Affiliates, but only during the period of such affiliation.

3.    Certain Definitions. For purposes of these Terms and Conditions and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:

(a)    “Cause” means (i) the Participant’s material breach of any of the Restrictive Covenants (as defined below), any published policy of the Company or its Affiliates applicable to the Participant, including the Company’s or any of its Affiliates’ Code of Ethics; (ii) any act or omission by the Participant that causes the Participant, the Company or any of the Company’s Affiliates to be in violation of any law, rule or regulation related to the business of the Company or its Affiliates, or any rule of any exchange or association of which the Company or its Affiliates is a member, which, in any such case, would make the Participant, the Company or any of the Company’s Affiliates subject to being enjoined, suspended, barred or otherwise disciplined; (iii) the Participant’s conviction of, or plea of guilty or no contest to, any felony; (iv) the Participant’s participation in any fraud or embezzlement; (v) gross negligence, willful misconduct by the Participant in the course of employment or the Participant’s deliberate and unreasonably continuous disregard of his or her material duties; or (vi) the Participant’s committing to, or engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or any of its Affiliates which, in any such case, has a material adverse effect on the Company; provided, however, that in the case of clauses (i), (ii), (v) and (vi), “Cause” shall not exist if such breach, act or omission, if capable of being cured (in the good faith determination of the Company’s CEO), shall have been cured within ten business days after the Company provides the Participant with written notice thereof.
(b)    “Qualifying Retirement” means the Participant’s retirement from service with the Company and its Affiliates after he or she has satisfied the following conditions: (i) the sum of the Participant’s age plus completed years of continuous service with the Company is greater than 65; (ii) the Participant is at least age 55 and has completed at least 5 years of continuous service with the Company; and (iii) the Participant has completed one year of service with the Company after providing the Company with written notice of his or her intent to retire (which notice may not be provided earlier than one year prior to the satisfaction of the conditions stated above in clauses (i) and (ii)).
4.    Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and RSUs subject hereto pursuant to Section 9(a) of the Plan.
5.    No Right to Continued Service. Neither the Plan, the Notice nor these Terms and Conditions shall be construed as giving the Participant the right to be retained in the employ or service of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or these Terms and Conditions, except as otherwise expressly provided herein.
6.    No Acquired Rights. This Award has been granted entirely at the discretion of the Committee. The grant of this Award does not obligate the Company to grant additional Awards to the Participant in the future (whether on the same or different terms).
7.    No Rights of a Stockholder; Dividend Equivalent Payments.
(a)    The Participant shall not have any rights or privileges as a stockholder of the Company, which for the avoidance of doubt includes no rights to dividends or to vote, until the Shares in question have been registered in the Company’s register of stockholders as being held by the Participant.

(b)    The foregoing notwithstanding:
(i)    if the Company declares and pays a cash dividend or distribution with respect to its Shares, the RSUs subject hereto will be either, at the Company’s discretion, (x) increased by a number of additional RSUs determined by dividing (A) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of RSUs outstanding hereunder on the dividend or distribution record date for which no Vesting Event has yet occurred, divided by (B) the Fair Market Value on the date the dividend or distribution is paid, or (y) credited with an amount of cash equal to the value of such cash dividend or distribution. Additional RSUs or cash credited under this paragraph will be subject to the same terms and conditions (including the same vesting and delivery schedule, but not including the right to be credited with additional dividend equivalent RSUs under this section) as the RSUs outstanding hereunder on the applicable dividend or distribution record date for which no Vesting Event has yet occurred. The Participant acknowledges that this Section 7(b)(i) will apply to any other Awards held by the Participant and outstanding under the Plan (or its predecessor) as of the date of this Award for any dividend or distribution on or after the date of this Award.
(ii)    if the Company declares and pays a cash dividend or distribution with respect to its Shares after the occurrence of a Vesting Event with respect to particular RSUs but before Shares are issued in respect thereof, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had he or she been the record holder of those Shares on the record date of such dividend or distribution. Such special cash payment will be subject to withholding for applicable taxes and made at the time the underlying Shares are issued.
8.    Transferability of Shares. Any Shares issued or transferred to the Participant pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the Notice, these Terms and Conditions or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.
9.    Transferability of RSUs. Except as set forth in Section 2(f), the RSUs (and, prior to their actual issuance, the Shares subject hereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable.
10.    Withholding; Taxation. The Company or any Affiliate shall have the right and are hereby authorized to withhold from any transfer due under this Award, or from any other compensation or amount owing to the Participant, applicable withholding taxes with respect to this Award to satisfy all obligations for the payment of such taxes. The payment of any applicable withholding taxes through the withholding of Shares otherwise issuable under this Award shall not exceed the minimum required withholding liability. This Award is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of this Award.
11.    Restrictive Covenants.
(a)    The Participant has agreed, either as part of a service agreement or pursuant to a CN Agreement, to be bound by certain restrictive covenants during his or her service to the Company and following the cessation of that service for any reason and the Participant’s agreement and acknowledgement of the effectiveness of such covenants is a condition to the effectiveness of this Award (such covenants, together with any restrictive covenants made by the Participant after the date hereof, the “Restrictive Covenants”). As a condition to the issuance or delivery of Shares in respect of RSUs, the Participant may be required to (i) certify, in a manner acceptable to the Company, that he or she continues to be in compliance with the Restrictive Covenants, and (ii) irrevocably appoint the Company as his or her agent and attorney-in-fact to take any actions necessary or appropriate to facilitate enforcement of this Section 11 or any similar arrangement with the Company or its Affiliates, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in the Participant’s name and on his or her behalf.
(b)    If the Participant violates any of the terms of the Restrictive Covenants, then the Participant will immediately forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered and any amounts credited in cash as dividend equivalent rights under Section 7(b)(i). In addition, in the event of such conduct, the Participant will be required to repay to the Company any dividend or distribution equivalent amounts paid under Section 7(b) in respect of such Shares.
(c)    Similarly, if the Participant’s service with the Company terminates as a result of his or her Qualifying Retirement and if, at any time prior to the delivery of all Shares otherwise deliverable under Section 2(e), the Participant engages in conduct that violates the Restrictive Covenants (regardless of the fact that such Participant is at the time of such violation no longer an employee or whether the time limits in the relevant Restrictive Covenant have otherwise expired), in addition to any other remedies that are available pursuant to the Restrictive Covenants: (i) the Participant will immediately and automatically forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered and any amounts credited in cash as dividend equivalent rights under Section 7(b)(i), and (ii) the Participant will be required to repay to the Company any dividend or distribution equivalent amounts paid under Section 7(b) in respect of such RSUs.
(d)    The remedies contained in this section will be in addition to, not in lieu of, any other available remedies.
12.    Clawback/Forfeiture; Other Company Policies.
(a)    Notwithstanding anything to the contrary contained herein or in the Plan, in consideration for the grant of this Award, the Participant agrees that the RSUs and any Shares or cash delivered in settlement of the RSUs will be subject to the terms of (i) any clawback or recapture policy that the Company may have in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Shares subject to the RSUs or any cash payments made in respect thereof be repaid to the Company after they have been distributed to the Participant, and (ii) any policy with respect to hedging or pledging of Shares that the Company may have in effect from time to time.
(b)    The Participant agrees that the Company can effect repayment (i) by deduction from the Participant’s salary or other earnings or payments due to the Participant at any time from the Company or its Subsidiaries; or (ii) directly from the Participant by payment on demand in cleared funds.
13.    Choice of Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW.
14.    RSUs Subject to Plan. All the RSUs are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Notice and these Terms and Conditions may only be amended in writing.
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